EXHIBIT 99.4

Notice of Grant of Restricted Stock And Restricted Stock Agreement – Director	MTS SYSTEMS CORPORATION ID: 41-0908057 14000 Technology Drive Eden Prairie, MN 55344

«First» «MI» «Last» «Address» «M_2nd_Line» «City» «Rg» «Postal_code»	Award Number: Plan: ID:	«Number» 2011 «ID»

Effective «Grant_Date», you (the “Participant”) have been granted «Shares» shares of MTS SYSTEMS CORPORATION (the “Company”) stock pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”), subject to restrictions on your right to transfer the Shares.

The total value of the Shares on the date of grant is $

The dates for lapse of the restrictions shown below are for illustration purposes only, based on the anticipated dates for future Shareholder Meetings. Restriction on Shares under this Grant will lapse with respect to the number of Shares on the actual date of the Annual Shareholders Meeting each year, without regard to the dates listed below, and are subject to earlier lapse as described in the Plan:

Shares	Date Restriction Lapse
«SharesY1»	«DateY1»
«SharesY2»	«DateY2»
«SharesY2»	«DateY3»

By accepting this grant via this website, you and the Company agree that the Restricted Stock evidenced by this Restricted Stock Agreement is subject to the following:

J.
This Agreement and the Shares are governed by all the terms, provisions and conditions set forth in the Company’s 2011 Stock Incentive Plan and by Uniform Terms and Conditions Applicable to Director Restricted Stock Grants adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which are incorporated herein.

K.
If you serve as a director of the Company for ten or more years and thereafter retire as a director, all restrictions on transfer shall lapse immediately on the date you cease to be a director (other than your removal for Cause as defined in the Plan).

L.
The Company may amend or terminate the Plan and this Agreement at any time, provided that no such action shall impair any rights that have accrued under this Agreement at the time of amendment or termination without your consent.

«Grant_Date»
MTS SYSTEMS CORPORATION	Date

Please sign and date and return to:
Mr. Matt Eich
MTS Systems Corporation
14000 Technology Drive, MS125
Eden Prairie, MN  55344

UNIFORM TERMS AND CONDITIONS APPLICABLE TO
 DIRECTOR RESTRICTED STOCK GRANTS UNDER
THE MTS SYSTEMS CORPORATION 2011 STOCK INCENTIVE PLAN

Pursuant to the authority set forth in Sections 5 and 7.8 of the MTS Systems Corporation 2011 Stock Incentive Plan (the “Plan”) the Compensation Committee (the “Committee”) of the Board of Directors adopts the following terms and conditions, to apply to any and all awards of Restricted Stock granted under the Plan to non-employee directors (the “Participant”) in addition to the terms set forth in the Plan (Section references are to the Sections of the Plan):

28.
The terms and conditions set forth below govern the issuance to the Participant of the number of shares of MTS Common Stock, $.25 par value per share (the “Shares”) set forth in a separate Notice of Grant of Restricted Stock (the “Notice”).  This document and the Notice constitute the Restricted Stock Agreement.  Until lapse of the restriction period described herein and in the Notice (the “Restriction Period”), the Participant shall not sell, transfer, pledge or otherwise encumber any of the Shares, whether voluntarily, involuntarily or by operation of law. Any purported sale, transfer, pledge or encumbrance during the Restriction Period shall be void and unenforceable against MTS, and no purported transferee shall acquire any right or interest with respect to the Shares as a result.

29.
The restrictions described in Paragraph 1 above shall commence on the date hereof and shall lapse and be of no further force and effect as to that number of Shares on the dates set forth in the Notice, upon earlier lapse as set forth herein or as otherwise determined by the Committee; provided that the Participant is serving as a non-employee director of MTS on the date on which the restrictions lapse.  All Shares for which the Restriction Period has not lapsed shall be forfeited to MTS, without payment therefore, if during the Restriction Period the Participant ceases to be a non-employee director for any reason.

30.
Notwithstanding Paragraph 2, all restrictions on Shares for which the Restriction Period has not earlier lapsed in accordance with Paragraph 2 and the Notice shall immediately lapse upon the occurrence of a Change in Control (as defined in the Plan) provided that the terms of the agreements effectuating the Change in Control do not provide for the assumption or substitution of the Shares (Section 11.2).

31.
MTS shall denote such Shares as being subject to restrictions as set forth above as part of the book entry of the Shares on MTS’s stock records and shall place a stop transfer order or other restriction on the account or subaccount to which such uncertificated Shares are allocated as may be necessary to comply with the restrictions set forth above. In the event any Shares subject to the restrictions set forth above are issued in certificated form, MTS shall place a legend on such certificated Shares as necessary to denote the Shares as subject to the restrictions set forth above. The Participant will, upon request from MTS, deliver such certificated Shares and execute stock powers or other instruments of transfer in blank, to be held in escrow by MTS until the Restriction Period shall have lapsed with respect to such Shares pursuant to Paragraph 2 above. MTS shall promptly cause the restrictions placed on uncertificated Shares for which the restrictions have lapsed to be removed and the book entry records marked that the Participant is the unrestricted owner of the Shares. If such Shares are in certificated form, MTS shall cause the certificates and the stock powers relating thereto to be delivered to the Participant.

32.
During the Restriction Period, the Participant shall have all other rights of a stockholder of MTS with respect to the Shares, including the right to vote the Shares and to receive all cash dividends or other distributions (other than in the form of MTS Shares) paid or made with respect to the Shares. (Section 7.3)

33.
MTS may make an equitable adjustment in the number of Shares for which the Restriction Period has not lapsed in the event of any change in the capital structure of MTS, including but not limited to such changes as stock dividends or stock splits.  (Section 3.4)  Any additional Shares issued to the Participant as a result of any of the foregoing events shall continue to be subject to the terms set forth herein to the same extent as the Shares giving rise to the right to receive such additional Shares.

34.	Nothing in this Agreement shall modify or reduce the rights or discretions of the Committee set forth in the Plan, including but not limited to:
a.	Modifying the Award to comply with tax laws or upon dissolution or liquidation of MTS (Section 12.3);
b.	Requiring Shares to be held in escrow (Section 13.6); or
c.	Amending the terms and conditions of any Award consistent with Section 12.3.

35.
Any “affiliate” (as defined in Rule 144 under the Securities Exchange Act) shall resell any Shares acquired under the Plan only in accordance with the applicable requirements of the MTS Insider Trading Policy, as amended from time to time, and any other applicable requirements of the Securities Exchange Act.

36.
Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement or understanding of any kind or nature that the Board or the shareholders of MTS will retain the services of the Participant as a non-employee director, and this Agreement shall not affect in any way the right of the Board and the shareholders of MTS or the Participant to terminate the relationship as a non-employee director at any time or for any reason in accordance with the procedures governing such termination, without any liability or claim under the Plan or this Agreement.

Except to the extent specifically provided in this Agreement, this award shall be subject to and governed by the terms and conditions of the Plan, which shall be incorporated as though fully set forth herein. The foregoing terms and conditions shall remain in effect until further modified by action of the Committee, either in the form of a modification of these terms and conditions or by a written term or condition set forth in any individual award approved by the Committee subsequent to the date of adoption of these terms and conditions, provided that no change shall adversely affect any accrued right of the Participant without the Participant’s written consent.